Exhibit 99.3
AMENDMENT TO CONSENT SOLICITATION STATEMENT
Enzon Pharmaceuticals, Inc.
Solicitation of Consents to
Proposed Amendments to the Indenture with
Respect to its 4% Convertible Senior Notes due 2013
(CUSIP Nos. 293904 AE 8; 293904 AD 0)
(ISIN Nos. US293904 AE 85; US293904 AD 03)
     On August 11, 2008 Enzon Pharmaceuticals, Inc. (“Enzon”) solicited consents (the “Consents”), upon the terms and subject to the conditions set forth in a Consent Solicitation Statement and an accompanying consent letter (the “Consent Letter”) to certain amendments (the “Proposed Amendments”) to the Indenture, dated as of May 23, 2006 (the “Indenture”), pursuant to which its 4% Convertible Senior Notes due 2013 (the “Notes”) were issued. The solicitation is being made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated August 11, 2008 (as it may be amended and supplemented from time to time, the “Consent Solicitation Statement”) and in the Consent Letter (the “Consent Letter” and, together with the Statement, the “Consent Solicitation”).
     In addition to the amendments and modifications described in the Consent Solicitation Statement under the caption “The Proposed Amendments”, the following conforming amendments will be made to the Indenture in connection with certain references to the definition of Fundamental Change in the Indenture:
1.	Section 3.10(b)(2) of the Indenture will be amended to delete the words “under clause (2) or (3)” and insert the words “under clause (2), (3) or (4)”.

2.	The first paragraph of Section 3.10(f) of the Indenture will be amended to delete the words “identified in clauses (2), (3) or (4)” and insert the words “ identified in clauses (2), (3), (4) or (5)”.

3.	Section 3.10(f)(1)(B) of the Indenture will be amended to delete the words “under clauses (3) or (4)” and insert the words “under clauses (3), (4) or (5)”.

4.	Section 3.10(f)(2) of the Indenture will be amended to delete the words “under clause (2) and/or clause (3)” and insert the words “ under clauses (2), (3) and/or (4)”.

5.	The first paragraph of Section 6.5(e) of the Indenture will be amended to delete the words “specified in clause (2) or (3)” and insert the words “specified in clause (2) or (3) or (4)”.
     The Supplemental Indenture may effect similar conforming changes in order to effect the Proposed Amendments.
     The Proposed Amendments would not increase the Conversion Rate as a result of any event other than a Fundamental Change of the type described in clauses (2), (3) and (4) of the amended definition of Fundamental Change set forth in the Consent Solicitation Statement under the caption “The Proposed Amendments”.
     The Consent Solicitation Statement, as hereby amended, describes the Proposed Amendments and the procedures for delivering and revoking Consents. Please read it carefully. Terms used herein and not defined shall have the meaning given to such terms in the Consent Solicitation Statement
     None of the Trustee, the Solicitation Agent or the Information and Tabulation Agent makes any recommendation as to whether or not Holders should provide Consents to the Proposed Amendments.
The Solicitation Agent for the Consent Solicitation is:
Goldman, Sachs & Co.
The date of this amended Consent Solicitation Statement is August 12, 2008